UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C.  20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
           SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission file number: 000-33005


                         RESTAURANT TRAINING CORPORATION
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                        8910 N. Dale Mabry Hwy., Ste. 37
                              Tampa, Florida  33614
                                 (813) 932-6828
         ---------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $1.00 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]               Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]               Rule 12h-3(b)(2)(ii)    [ ]
                                               Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date: 47

Pursuant to the requirements of the Securities and Exchange Act of 1934 Pegasus Air Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 8, 2005                  By: /s/ Victoria Z. Carlton
                                            ---------------------------------
                                            Victoria Z. Carlton
                                            President and CEO